MICROWAVE POWER DEVICES, INC.
                                            49 WIRELESS BOULEVARD
                                            HAUPPAUGE, NEW YORK 11788-3935
                                            (516) 231-1400   Fax: (516) 231-0712
[LOGO]--------------------------------------------------------------------------


Dear Stockholder:


It is my pleasure to invite you to the Annual Meeting of Stockholders of Microwave Power Devices, Inc. to be held on Thursday, May 7, 1998, at 11:00 A.M., local time, at the offices of Proskauer Rose LLP, 1585 Broadway, 26th Floor, New York, New York 10036.

Whether or not you plan to attend and regardless of the number of shares you own, it is important that your shares be represented at the meeting.
Accordingly, you are urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

I sincerely hope you will be able to join us at the meeting. The officers and directors of the Company look forward to seeing you at that time.


                                         Sincerely,

                                         /s/ Edward J. Shubel
                                         Edward J. Shubel
                                         President and Chief Executive Officer

                                         April 7, 1998

                          MICROWAVE POWER DEVICES, INC.
                              49 Wireless Boulevard
                         Hauppauge, New York 11788-3935


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     The Annual Meeting of Stockholders of MICROWAVE POWER DEVICES, INC. (the "Company") will be held at the offices of Proskauer Rose LLP, 1585 Broadway, 26th floor, New York, New York 10036, on Thursday, May 7, 1998, at 11:00 a.m., local time, for the following purposes:

     1.   To elect directors of the Company for the ensuing year;

     2. To approve the amendment of the Company's 1996 Stock Option Plan to increase by 500,000 the number of shares of the Company's Common Stock for which options may be granted thereunder;

     3. To ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company; and

     4. To transact any such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on Thursday, April 2, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof.

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                                         BY ORDER OF THE BOARD OF DIRECTORS


                                         Stephen W. Rubin
                                         Secretary

                                         April 7, 1998

                          MICROWAVE POWER DEVICES, INC.
                              49 Wireless Boulevard
                         Hauppauge, New York 11788-3935

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 7, 1998


     The accompanying proxy is solicited by and on behalf of the Board of Directors of Microwave Power Devices, Inc., a Delaware corporation (the "Company"), to be used at the Annual Meeting of Stockholders to be held at the offices of Proskauer Rose LLP, 1585 Broadway, 26th Floor, New York, New York
10036, on Thursday, May 7, 1998 at 11:00 A.M., local time, and at any adjournments thereof.

     When the accompanying proxy is properly executed and returned, the shares of common stock of the Company, par value $.01 per share (the "Common Stock"), it represents will be voted at the meeting in accordance with any directions noted thereon and, if no direction is indicated, the shares it represents will be voted: (i) FOR the election of nominees for directors of the Company listed herein; (ii) FOR the approval of the amendment to the Company's 1996 Stock Option Plan to increase by 500,000 the number of shares of Common Stock for which options may be granted thereunder; (iii) FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants of the Company for the current fiscal year; and (iv) in the discretion of the holders of the proxy with respect to any other business that may properly come before the meeting and at any adjournments thereof. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the meeting in person may withdraw his proxy and vote his shares.

     The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made primarily by mail; however, officers and regular employees of the Company may solicit proxies personally or by telephone or by telegram. Those persons will not be compensated specially for such services. The Company may reimburse brokers, banks, custodians, nominees, and fiduciaries holding shares of Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such shares.

     A copy of the Notice of Annual Meeting of Stockholders accompanies this Proxy Statement. The approximate date on which this Proxy Statement first will be mailed to stockholders of the Company is April 9, 1998.

                                  VOTING RIGHTS

     Only holders of record of shares of Common Stock at the close of business on April 2, 1998 will be entitled to notice of and to vote at the Annual Meeting of Stockholders. On that date, the Company had outstanding 10,378,890 shares of Common Stock, the holders of which are entitled to one vote per share on each matter to come before the Annual Meeting. Voting rights are non-cumulative.

     The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the eight nominees receiving the greatest number of votes will be elected as directors). Abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) are counted for purposes of determining the presence or absence of a quorum at the meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                             PRINCIPAL STOCKHOLDERS

     As of April 2, 1998, the persons listed in the following table were the only persons known to the Company (based on information set forth in Schedules 13G filed with the Securities and Exchange Commission or otherwise provided to the Company) to be the beneficial owners of more than five percent of the Company's outstanding shares of Common Stock.

                                                                  Shares of
Name and Address of                                              Common Stock          Percent
Beneficial Owners                                              Beneficially Owned      of Class
-----------------                                              ------------------      --------
Charter Technologies Limited Liability Company (1)                   5,139,994           49.52%
c/o Charterhouse Group International, Inc.
535 Madison Avenue
New York, NY  10022

Dimensional Fund Advisors, Inc.(2)                                    598,100            5.76%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

----------
(1) The members of Charter Technologies Limited Liability Company ("Charter Technologies") are Charterhouse Equity Partners, L.P. ("CEP"), which owns 99% of the ownership interests in Charter Technologies, and George J. Sbordone, who owns 1% of the ownership interests in Charter Technologies. The general partner of CEP is CHUSA Equity Investors, L.P., whose general partner is Charterhouse Equity, Inc., a wholly-owned subsidiary of Charterhouse Group International, Inc. ("Charterhouse"). As a result of the foregoing, all of the shares of Common Stock held by Charter Technologies would, for purposes of Section 13(d) of the Securities Exchange Act of 1934, be considered to be beneficially owned by Charterhouse.

(2)  All such shares are owned by advisory clients of Dimensional Fund Advisors,
     Inc.  As  such,  Dimensional  Fund  Advisors,   Inc.  disclaims  beneficial
     ownership of all such securities.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     At the Annual Meeting of Stockholders, the entire Board of Directors is to be elected. In the absence of instructions to the contrary, the shares of Common Stock represented by a proxy delivered to the Board of Directors will be voted FOR the eight nominees named under "Management" below. Each nominee has consented to being named as a nominee in this Proxy Statement and to serve if elected. However, if any such nominee should become unable to serve as a director for any reason, votes will be cast instead for a substitute nominee designated by the Board of Directors or, if none is so designated, will be cast according to the judgment of the person or persons voting the proxy.

                                   Management

Directors and Executive Officers

     The following table and the paragraphs that follow it present certain information concerning the nominees for directors, who are the sole current directors, and the executive officers of the Company. Directors are elected annually to serve until the next annual meeting of stockholders and until their successors have been elected. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships between any of the directors and executive officers of the Company.

                                                                                    Shares of Common
                                                                                   Stock beneficially
                                                Positions and Offices                  owned as of           Percent
 Nominees for Directors                 Age     with the Company                      April 2, 1998        of Class(1)
 ----------------------                 ---     ----------------                  ----------------------   -----------
George J. Sbordone (2)(3)               77      Chairman of the Board of                  344,325              3.3%
                                                Directors

Edward J. Shubel (2)(4)                 67      President and Chief Executive             415,000              3.9%
                                                Officer; Director

Merril M. Halpern (2)(5)                63      Director                                        0                 0

A. Lawrence Fagan (5)(6)(7)             68      Director                                        0                 0

Alfred Weber (6)                        65      Director                                    5,100                 *

David J. Aldrich (7)                    41      Director                                        0                 0

Warren A. Law (6)(7)                    73      Director                                    1,000                 *

James Silver (2)(8)                     40      Director                                  206,250              2.0%

Executive Officers Who Are Not Directors
----------------------------------------

Fuat Agi (9)                            57      Vice President and Chief                   57,500                 *
                                                Technical Officer

Paul E. Donofrio (10)                   39      Vice President and Chief                   57,500                 *
                                                Financial Officer

Nicholas Mazzella (11)                  48      Vice President and General                 25,500                 *
                                                Manager - Wireless Products

Larry Konopelko (12)                    44      Vice President and General                 24,500                 *
                                                Manager - Satellite, Medical
                                                and Military Products

All directors and executive officers
as a group (12 persons) (13)
                                                                                        1,136,675             10.5%

--------------------------------------------------------------------------------
*  Less than 1%.

(1) For purposes of calculating the Percent of Class beneficially owned by any person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days after April 2, 1998 is deemed to be beneficially owned for the purpose of computing the percentage ownership of such person or group of persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group of persons.

(2)  Member of Executive Committee.

(3) Includes an aggregate of 37,500 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 2, 1998.

(4) Includes an aggregate of 227,500 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 2, 1998.

(5) Merril M. Halpern and A. Lawrence Fagan are executive officers, directors and stockholders of Charterhouse. Messrs. Halpern and Fagan each disclaim beneficial ownership of the shares of Common Stock beneficially owned by Charterhouse.

(6)  Member of Compensation Committee.

(7)  Member of Audit Committee.

(8) Includes an aggregate of 18,750 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 2, 1998.

(9) Includes an aggregate of 57,500 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 2, 1998.

(10) Includes an aggregate of 57,500 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 2, 1998.

(11) Includes an aggregate of 24,500 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 2, 1998.

(12) Includes an aggregate of 24,500 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 2, 1998.

(13) Includes an aggregate of 447,750 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days after April 2, 1998.

     George J. Sbordone has been Chairman of the Company since August 1991. Since September 1991, Mr. Sbordone has also been the Chief Executive Officer of Defense Technologies, Inc. ("DTI") and of a number of holding companies (in which an affiliate of Charterhouse is a significant investor) which own subsidiaries engaged in the manufacture of electronic components used in avionics, radar and communications (the "Charter Technologies Group"). DTI provides management and consulting services to companies with electronics and manufacturing operations, including the Charter Technologies Group. From January 1990 to September 1991, Mr. Sbordone was a non-stockholding principal of Charterhouse, a private investment firm specializing in leveraged buy-out acquisitions. From 1971 until January 1990, Mr. Sbordone was the Chairman of Tempo Instruments Incorporated, a manufacturer of electronic devices and power supplies.

     Edward J. Shubel has been President and Chief Executive Officer and a director of the Company since September 1991. Between 1986 and September 1991, Mr. Shubel was President of EJS Products Inc., a manufacturer of antennas. From 1974 to 1986, Mr. Shubel was President of Numax Electronics, a manufacturer of electronic components.

     Merril M. Halpern has been a director of the Company since June 1995. Mr. Halpern has been Chairman of the Board of Charterhouse since October 1984. From 1973 to October 1984, Mr. Halpern served as President and Chief Executive Officer of Charterhouse. Mr. Halpern is also a director of American Disposal Services, Inc., a solid waste management firm ("ADS") and Insignia Financial Group, Inc., a real estate management firm.

     A. Lawrence Fagan has been a director of the Company since June 1995. Mr. Fagan has been President of Charterhouse since January 1997. From 1984 to December 1996 Mr. Fagan served as Executive Vice President of Charterhouse. Mr. Fagan is also a director of ADS.

     Alfred Weber has been a director of the Company since June 1995. Mr. Weber has been President of C&D Technologies, Inc., a manufacturer of commercial and industrial battery power systems, since April 1989, its Chief Executive Officer since January 1993, and its Chairman of the Board since November 1995. Mr. Weber was an independent consultant from June 1987 to March 1989. From November 1986 to May 1987, Mr. Weber was President and Chief Executive Officer of Uniroyal Plastics Company, Inc.

     David J. Aldrich has been a director of the Company since June 1995. Mr. Aldrich has served as Vice President and General Manager of the Alpha Microwave Division of Alpha Industries, Inc., a commercial wireless semiconductor and ceramics components manufacturer, since May 1996. From January 1995 through April 1996, Mr. Aldrich was Vice President and Chief Financial Officer of Alpha Industries, Inc. From September 1991 through December 1994, Mr. Aldrich was a senior manager, supporting the commercial wireless businesses at M/A-Com, Inc., a manufacturer of high technology products. Between 1989 and 1991, Mr. Aldrich was the Vice President Finance and Controller of the Company.

     Warren A. Law has been a director of the Company since June 1995. Mr. Law has been a professor at the Harvard Business School since 1958 (through June 1991 in an active capacity) and is currently the Edmund Cogswell Converse Professor of Finance and Banking Emeritus.

     James Silver has been a director of the Company since July 1991. From June 1995 to December 1995, Mr. Silver was Vice President-Corporate Finance of the Company. From August 1991 until June 1995, Mr. Silver was a Vice President of the Company. Mr. Silver has been an executive officer of DTI and of the holding companies included in the Charter Technologies Group since September 1991.

     Fuat Agi has served as Vice President and Chief Technical Officer of the Company since June 1995. From June 1972 through June 1995, Mr. Agi served in various engineering roles for the Company.

     Paul E. Donofrio has served as Vice President and Chief Financial Officer of the Company since January 1993 and has been Chief Financial Officer of the Company since November 1991. From April 1984 to November 1991, Mr. Donofrio was an employee of AIL Systems, Inc.-Eaton Corporation, a manufacturer of electronic systems for military and commercial applications, and held the position of Finance and Accounting Manager from April 1989 to November 1991.

     Nicholas Mazzella has served as Vice President and General Manager - Wireless Products of the Company since August 1995. From July 1990 to August 1995, Mr. Mazzella served as Vice President - Standard Products and Quality Assurance of the Company. From March 1988 to July 1990, Mr. Mazzella served as Director - Standard Products and Quality Assurance of the Company. From February 1984 to March 1988, Mr. Mazzella served in various roles for the Company.

     Larry Konopelko has served as Vice President and General Manager - Satellite, Medical and Military Products of the Company since August 1995. From April 1994 to August 1995, Mr. Konopelko served as Vice President - Contracts and Program Management of the Company. From June 1990 to April 1994, Mr. Konopelko served as Director - Contracts of the Company. From December 1988 to June 1990, Mr. Konopelko served as Contracts Manager of the Company.

Director Compensation

      The only directors who are compensated for services as a director are Messrs. Weber, Aldrich and Law, each of whom receives $2,000 for each meeting of the Board of Directors which he attends and $2,000 for each meeting of a committee of the Board of Directors which he attends.


Board Committees and Membership

     The Company has established an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee assists the Board in its responsibilities. Messrs. Sbordone, Shubel, Halpern and Silver are the members of the Executive Committee. The Compensation Committee approves the salaries and other benefits of the executive officers of the Company and administers any bonus, incentive compensation or stock option plans of the Company. In addition, the Compensation Committee consults with the Company's management regarding pension and other benefit plans, and compensation policies and practices of the Company. Messrs. Fagan, Weber and Law are the members of the Compensation Committee. The Compensation Committee held one meeting in 1997.

     The Audit Committee reviews the professional services provided by the Company's independent auditors, the independence of such auditors from management of the Company, the annual financial statements of the Company and the Company's system of internal accounting controls. The Audit Committee also reviews such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets from time to time with members of the Company's internal audit staff. Messrs. Fagan, Aldrich and Law are the members of the Audit Committee. The Audit Committee held one meeting in 1997.

     The Company does not have a nominating committee. The Board of Directors held four meetings and had one telephonic conference in 1997. Each of the directors attended at least 75% of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of all committees of the Board on which such director served.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than 10 percent of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership, on a timely basis, to the Securities and Exchange Commission. Based on material provided to the Company, all such required reports were filed on a timely basis in 1997.

Executive Compensation

     The following table sets forth information about the compensation paid, or payable, by the Company for services rendered in all capacities to the Chief Executive Officer of the Company and each of the four other most highly paid key policy-making executive officers of the Company for each of the last three fiscal years in which such officers were executives officers for all or part of the year.

                           SUMMARY COMPENSATION TABLE

                                                                                      Long Term
                                                    Annual                           Compensation
                                               Compensation (1)               ---------------------------
                                   ---------------------------------------
                                                                Other          Restricted    Securities
          Name and                                              Annual            Stock      Underlying    All Other
     Principal Position     Year   Salary ($)    Bonus ($) Compensation ($)   Award(s) ($)   Options #   Compensation
----------------------------------------------------------------------------------------------------------------------
Edward J. Shubel.........   1997      259,146    43,750(2)      32,691(5)          0          40,000     45,000(6)
          President and     1996      241,600    50,000(3)      27,691(5)          0          40,000     45,000(6)
          Chief             1995      204,289    75,000(4)      37,036(5)          0         187,500     45,000(6)
          Executive
          Officer
----------------------------------------------------------------------------------------------------------------------

Fuat Agi.................   1997      145,820    17,500(2)           0             0          20,000          0
          Vice President    1996      139,384         0              0             0          20,000          0
          and Chief         1995      134,371    20,000(4)           0             0          37,500          0
          Technical
          Officer
----------------------------------------------------------------------------------------------------------------------

Paul E. Donofrio.........   1997      135,155    17,500(2)           0             0          20,000          0
          Vice President    1996      126,543         0              0             0          20,000          0
          and Chief         1995       99,781    70,000(7)           0             0          37,500          0
          Financial
          Officer
----------------------------------------------------------------------------------------------------------------------

Nicholas Mazzella........   1997      124,269    10,500(2)           0             0          15,000          0
          Vice President    1996      117,499         0              0             0          15,000          0
          and General       1995      102,732    12,000(4)           0             0           9,500          0
          Manager
----------------------------------------------------------------------------------------------------------------------

Larry Konopelko..........   1997      124,039    10,500(2)           0             0          15,000          0
          Vice President    1996      117,318         0              0             0          15,000          0
          and General       1995      101,704    12,000(4)           0             0           9,500          0
          Manager

----------
(1) Other than the salary, bonus and other compensation described above, the Company did not pay the persons named in the Summary Compensation Table any compensation, including incidental personal benefits, in excess of 10% of such executive officer's salary.

(2) Represents bonuses relating to performance of services for the Company in fiscal 1997 which were paid in fiscal 1998.

(3) Represents bonuses relating to performance of services for the Company in fiscal 1996 which were paid in fiscal 1997.

(4) Represents bonuses relating to performance of services for the Company in fiscal 1995 which were paid in fiscal 1996.

(5) Represents, in 1997, 1996 and 1995 respectively, the Company's payment for an automobile lease ($11,468, $9,576 and $9,474), gasoline ($1,900, $1,560 and $1,476) and spousal travel expenses ($19,323, $16,555 and $26,086).

(6) Represents the Company's payment of premiums on a life insurance policy. See "Employment Agreements."

(7) Represents bonuses relating to performance of services for the Company in fiscal 1995 which were paid both in fiscal 1995 and in fiscal 1996.


Stock Options

      The following table contains information concerning the grant of options under the Company's 1995 Stock Option Plan (the "1995 Plan") and/or the Company's 1996 Stock Option Plan (the "1996 Plan") to each of the named executive officers of the Company during the year ended December 31, 1997. No stock appreciation rights ("SARS") were granted in 1997.

                                           OPTION GRANTS IN LAST FISCAL YEAR
                                                  Individual Grants
                         ----------------------------------------------------------------

                                                 Percent of                                       Potential Realizable
                              Number of            Total                                        Value at Assumed Annual
                             Securities           Options                                               Rates of
                             Underlying          Granted to      Exercise                          Stock Appreciation
                               Options          Employees in       Price       Expiration          for Option Term(4)
       Name                 Granted(#)(1)       Fiscal Year(2)   ($/Share)       Date(3)            5%            10%
-------------------       ----------------      --------------   ---------     ----------          ----           ---
Edward J. Shubel...             40,000              18.8%         $2.875         2/24/07         $72,323      $183,280
Fuat Agi...........             20,000               9.4%          2.875         2/24/07          36,161        91,640
Paul E. Donofrio...             20,000               9.4%          2.875         2/24/07          36,161        91,640
Nicholas Mazzella..             15,000               7.1%          2.875         2/24/07          27,121        68,730
Larry Konopelko....             15,000               7.1%          2.875         2/24/07          27,121        68,730

----------

(1) All options granted in 1997 were granted pursuant to the Company's 1995 and 1996 Stock Option Plans and generally become exercisable annually, in increments of 33 1/3% of the total grant, beginning on the first anniversary of the date of grant. Options were granted at the fair market value of Common Stock on the effective date of grant.

(2)  The total number of options granted to employees in 1997 was 212,215.

(3) Each option is subject to earlier termination if the officer's employment with the Company is terminated.

(4) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock over the term of the options. The potential realizable values set forth above do not take into account applicable tax and expense payments that may be associated with such option exercises. Actual realizable value, if any, will be dependent on the future price of the Common Stock on the actual date of exercise, which may be earlier than the stated expiration date. The 5% and 10% assumed annualized rates of stock price appreciation over the exercise period of the options used in the table above are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of the Common Stock on any date. There is no representation either express or implied that the stock price appreciation rates for the Common Stock assumed for purposes of this table will actually be achieved.

     The following table sets forth information for each of the named executive officers with respect to the value of outstanding and unexercised options held as of December 31, 1997. There were no options exercised during 1997. There were no SARs exercised during 1997 and none were outstanding as of December 31, 1997.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                           Number of
                                                       Securities Underlying          Value of Unexercised
                             Shares                    Unexercised Options           In-the-Money Options
                            Acquired       Value       at December 31, 1997         at December 31, 1997 (1)
                           on Exercise   Realized  -----------------------------  -------------------------------
        Name                  (#)          ($)     Exercisable     Unexercisable   Exercisable      Unexercisable
--------------------   ------------- ------------  -----------     -------------  ------------      -------------
Edward J. Shubel....            0           $0       200,833           66,667          $0             $165,000
Fuat Agi............            0            0        44,167           33,333           0               82,500
Paul E. Donofrio....            0            0        44,167           33,333           0               82,500
Nicholas Mazzella...            0            0        14,500           25,000           0               61,875
Larry Konopelko.....            0            0        14,500           25,000           0               61,875

----------
(1) Represents the difference between the closing market price of the Common Stock at December 31, 1997 of $7.00 per share and the exercise price per share of the in-the-money options, multiplied by the number of shares underlying the in-the-money options.

Employment Agreements

     In September 1991, Mr. Shubel entered into an employment agreement with the Company under which he serves as the Company's President. The employment agreement currently provides for an annual base salary of $264,000 and terminates on August 30, 1998. The employment agreement provides that after the expiration of the current term it will be automatically renewed for successive one year terms unless either party gives the other party at least 60 days prior written notice of non-renewal.

     In April 1992, the Company entered into agreements with Mr. Shubel pursuant to which the Company agreed to purchase and pay the annual premiums on an insurance policy on Mr. Shubel's life which had an original face value of $1.1 million. Upon Mr. Shubel's retirement, the cash surrender value of this policy will be used to pay a monthly pension to Mr. Shubel or his beneficiaries for 60 months. If Mr. Shubel dies before his retirement, then the proceeds of this policy will be split between the Company (up to the aggregate amount of premiums paid by the Company) and Mr. Shubel's beneficiaries.

Stock Option Plans

     The Company has adopted the Microwave Power Devices, Inc. 1995 Stock Option Plan and the 1996 Stock Option Plan (collectively, the "Plans"). The Plans provide for the grant of incentive stock options and non-qualified stock options to key employees and consultants of the Company and its subsidiaries. The Plans are administered by the Compensation Committee of the Board of Directors which determines the key employees and consultants eligible to receive options and the terms thereof (including exercise price and vesting requirements), all in a manner consistent with the terms of the Plans. An aggregate of 1,000,000 shares of Common Stock are subject to the grant of options under the Plans, and as of April 2, 1998 options have been granted to purchase an aggregate of 947,840 shares of Common Stock.

401(k) Plan

     The Company adopted the Microwave Power Devices, Inc. In-VEST Plan, which is a 401(k) Plan, effective January 1, 1992. The plan is available to all employees who have been employed by the Company for at least 30 days. An employee may contribute, on a pre-tax basis, up to 14% of the employee's total annual compensation from the Company (defined as Internal Revenue Code Section 3401(a) compensation). After one year of employment, the Company also makes matching contributions ranging from 50% to 100% (based on years of service) of such employee's contributions up to a maximum of 6% of such employee's compensation.

     Contributions are allocated to each employee's individual account and are, at the employee's election, invested in one or more investment funds. Employee contributions are fully vested and non-forfeitable. Employer contributions are subject to a graduated vesting schedule beginning during a participant's second year of employment by the Company and resulting in full vesting by the end of the fifth year.

Executive Incentive Bonus Plan

     The Company adopted, in February 1996, an executive incentive bonus plan to reward key officers who have significant impact on the operating success of the company. The plan is based on The Jaffe Group's Executive Compensation Audit, Analysis and Recommendations, a study that was commissioned by the Board of Directors. Under the bonus plan, future annual bonuses will be based upon the achievement of performance goals that are annually preset by the Committee. For 1997, these performance goals were linked to earnings per share, net sales and contract awards/bookings. For 1998, these performance goals will be linked to earnings per share, net sales and operating cash flow. The Committee establishes a target bonus amount for each key officer at the beginning of the year. The target amount is then divided into three portions, as follows: one-half of the target bonus award is linked to the achievement of earnings per share goals; one-quarter of the target bonus award is linked to the achievement of net sales goals; and one-quarter of the target bonus award is linked to the achievement of contract awards/bookings goals (for 1997) or operating cash flow goals (for
1998). For 1997, an executive could earn 0% or from 25% to 200% of each portion of his bonus, based upon a measured comparison of actual results achieved to performance goals. For 1998, an executive can earn 0% or from 50% to 200% of each portion of his bonus, based upon a measured comparison of actual results achieved to performance goals. An officer whose employment is terminated voluntarily or for cause prior to December 31 will forfeit his bonus for the entire year. An officer whose employment is terminated by the Company but not for cause will receive, at the discretion of the Committee, an award for such year pro-rated to the date of separation, or such lesser amount as the Committee deems appropriate. An officer whose employment is terminated due to retirement, disability or death will receive an award for such year pro-rated to the date of separation. New executive hires may be included in the plan on a pro-rata basis. In 1997, $105,000 in bonuses were earned (paid in 1998) under the terms of this plan.

Compensation Committee Interlocks and Insider Participation

     Messrs. Fagan, Weber, and Law are the members of the Compensation Committee. Mr. Fagan is a director, executive officer and a stockholder of Charterhouse which may be deemed to be the beneficial owner of the shares of Common Stock of the Company owned by Charter Technologies. Messrs. Weber and Law own 5,100 and 1,000 shares of Common Stock, respectively.

Compensation Committee Report

     Compensation Policies. The principal goal of the Company's compensation program as administered by the Compensation Committee is to help the Company attract, motivate and retain the executive talent required to develop and achieve the Company's strategic and operating goals with a view to maximizing shareholder value. The key elements of this program and the objectives of each element are as follows:

     Base Salary. Base salaries paid in 1997 to the Company's executive officers are competitive with those payable to executives holding corresponding positions at corporations within the Company's industry that are of comparable size. Individual experience and performance is considered when setting salaries within the range for each position. Annual reviews are held and adjustments are made based on attainment of individual goals and in a manner consistent with the Company's overall operating and financial performance.

     Bonuses. Bonuses are intended to motivate individual and team performance by creating potential to earn annual incentive awards that are generally contingent upon the performance of the Company and that are comparable to those payable to executives holding corresponding positions at corporations within the Company's industry that are of comparable size.

     Long Term Incentives. The Company provides its executives with long-term incentive compensation through grants of stock options under the Company's stock option plans. The grant of stock options aligns the executive's interests with those of the Company's stockholders by providing the executive with an opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. The size of option grants is comparable to grants by other corporations within the Company's industry that are of comparable size.

     CEO's Compensation. As discussed under "Management -- Employment Agreements," the Company entered into an employment agreement with Mr. Shubel in 1991, which was prior to the formation of the Compensation Committee. Pursuant to such employment agreement, the Company paid to Mr. Shubel a base salary of $250,000 in 1997. In addition, the Compensation Committee determined to grant Mr. Shubel a bonus of $43,750 with respect to 1997 (paid in 1998) under the terms of the executive incentive bonus plan. Mr. Shubel was also awarded options in 1997 to purchase 40,000 shares of the Company's Common Stock under the Microwave Power Devices, Inc. 1996 Stock Option Plan.


                                  The Compensation Committee

                                  A. Lawrence Fagan
                                  Alfred Weber
                                  Warren A. Law

                               Performance Graph

     The following performance graph compares the twenty-seven month cumulative return of the Company's Common Stock to the total returns of the Standard & Poor's 500 Stock Index and the Nasdaq Stock Market Electronic Component Stocks Index, which is a total return index of electronic component companies. Each case assumes a $100 investment on September 29, 1995 (the first day of public trading of the Company's Common Stock) and reinvestment of any dividends.


 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

                     COMPARISON OF CUMULATIVE TOTAL RETURN

   Measurement Period             MPDI          S&P 500        Nasdaq Elec Comp
   ------------------             ----          -------        ----------------
   September 1995                 $100           $100                $100
   December 1995                   127            105                  86
   December 1996                    31            127                 149
   December 1997                    80            166                 157


                              Certain Transactions

     On September 3, 1991, Messrs. Sbordone, Shubel and Silver purchased from the Company 306,825, 187,500 and 187,500 shares of the Company's Common Stock, respectively. Messrs. Sbordone and Silver paid the purchase price by delivery of promissory notes in the amounts of $122,730 and $75,000, respectively. On January 31, 1996 and September 30, 1997, Mr. Silver repaid the principal balance of his note in $37,500 increments. Mr. Shubel paid the purchase price by a cash payment of $10,000 and by delivery of a promissory note in the amount of $65,000. The principal amounts of all the promissory notes were payable, together with interest at the rate of 8.0% per annum, on September 3, 1996. Such payment date was subsequently extended to September 3, 1998, and again extended to September 3, 2001. To secure this debt, each of Messrs. Sbordone, Shubel and Silver pledged 306,828, 162,500 and 187,500 shares, respectively, to the Company. As Mr. Silver's promissory note has been fully repaid, his 187,500 shares are no longer pledged to the Company.

     Pursuant to consulting agreements which were effective January 1, 1996, Messrs. Sbordone and Silver served as consultants to the Company receiving consulting fees in 1997 of $125,000 and $100,000, respectively. These consulting services consist of: services relating to the Company's banking and other financial relationships including assistance in connection with the financing and refinancing of corporate indebtedness; analysis and assistance from both a financial and operational standpoint in connection with the expansion of the Company's business operations; assistance with strategic planning; advice related to acquisitions; and other general management guidance or assistance.

                                   PROPOSAL 2

                   APPROVAL OF THE AMENDMENT TO THE MICROWAVE
                   POWER DEVICES, INC. 1996 STOCK OPTION PLAN

     The affirmative vote of the holders of at least a majority of the shares of Common Stock present and entitled to vote at the meeting is required to approve the amendment to the Microwave Power Devices, Inc. 1996 Stock Option Plan (the "Plan") to increase by 500,000 the number of shares of the Company's Common Stock for which options may be granted under the Plan. Under the Plan as currently in effect, options to purchase 475,000 shares of Common Stock were subject to grant, 427,465 of which have been granted. The Board of Directors recommends that the stockholders vote their shares for the proposal to amend the Plan. In the absence of instructions to the contrary, the shares of Common Stock represented by a proxy delivered to the Board of Directors will be voted FOR the amendment of the Plan.

The Plan

     On March 2, 1998, the Compensation Committee and the Board of Directors of the Company approved (subject to stockholder approval) the amendment to the Plan. The Plan is a stock plan providing for the grant of incentive stock options and nonqualified stock options to key employees and consultants of the Company and its subsidiaries. The Company estimates that approximately 125 employees are eligible to participate in the Plan. The following description of the Plan is a summary and is qualified in its entirety by reference to the Plan, a copy of which has been filed as an Exhibit to the Company's Annual Report on Form 10-K/A-1 for the year ended December 31, 1995.

     Duration. No option may be granted under the Plan after March 5, 2006 (the "Termination Date"). Options granted prior to the Termination Date, however, may extend beyond such date and the provisions of the Plan will continue to apply thereto.

     Purpose. The purpose of the Plan is to attract and retain eligible participants of outstanding competence and to encourage their best efforts on behalf of the Company. The Board of Directors believes that stock options provide performance incentives to eligible participants to the benefit of the Company and its shareholders, and recommends approval of the amendment to the Plan by stockholders.

     Administration. The Plan is administered by the Compensation Committee (the "Committee"), which determines the key employees and consultants eligible to receive options and the terms thereof, all in a manner consistent with the Plan. Subject to any general guidelines established by the Board of Directors, the Committee has full and final authority to determine the persons to whom, and the time or times at which, options are granted, the number of shares subject to each option (subject to a maximum of 150,000 option shares that may be granted in any year to any one employee, with any unused portion of this limitation available to be carried forward), the number of options which shall be treated as incentive stock options, the duration of each option, appropriate vesting requirements, and other terms and provisions of each option. The Committee also has the authority to accelerate the vesting of a stock option. In determining persons who are to receive options, and the number of shares to be covered by each option, the Committee considers, among other things, the person's position, responsibilities, service, accomplishments, and such person's present and future value to the Company.

     Shares Subject to Options. The Plan currently provides that the total number of shares of Common Stock subject to the grant of options is 475,000 shares, subject to adjustment under certain circumstances. Options which terminate or expire unexercised are available for subsequent grants. There are presently only 47,535 shares of Common Stock available for the grant of options. The purpose of the proposed amendment to the Plan is to make available for the grant of options a new pool of 500,000 shares of Common Stock.

     Options. The Plan provides for the grant of incentive stock options and nonqualified stock options to key employees and consultants, as determined by the Committee. The exercise price of incentive stock options granted under the Plan shall be at least 100% of the fair market value of the Common Stock on the date of grant and the exercise price of nonqualified stock options shall be at least equal to the par value of the Common Stock. The Committee may provide that options will be exercisable in full at any time or from time to time during the option term or provide for the exercise thereof in such installments at such times as the Committee may determine. Nonqualified stock options shall be exercisable for not more than ten years, and incentive stock options may be exercisable for up to ten years except as otherwise provided. An option may be exercised only during the optionee's employment, provided, however, that if employment terminates as a result of death, disability or retirement, then options may be exercised for a period of one year, and if employment is terminated by the Company without cause, then options may be exercised for a period of 90 days, in each case subject to the earlier expiration of the option in accordance with the terms of its grant. The Committee may provide that an optionee may pay for shares upon exercise of an option (i) in cash, (ii) in already-owned shares of Common Stock, (iii) by agreeing to surrender then exercisable options equivalent in value, (iv) by payment through a cash or margin arrangement with a broker, (v) in shares otherwise issuable upon exercise of the option or (vi) by such other medium or by any combination of (i), (ii),
(iii), (iv) or (v) as authorized by the Committee. The grant of an option may be accompanied by a reload option, which gives an optionee who pays the exercise price of an option with shares of Common Stock an additional option to acquire the same number of shares that was used to pay for the original option.

     Grants to Date. A total of 427,465 options have been granted under the Plan. Upon grant, such options vest to the extent of 33 1/3% of the shares of Common Stock covered thereby on each of the next three anniversary dates of the grant, subject to earlier vesting on such individual's death, disability, retirement, termination without cause or on the acquisition of the Company. On April 2, 1998, the closing price of the Common Stock as reported by Nasdaq was $8.875.

     Adjustments and Amendments of the Plan. Adjustments to the Plan and to outstanding options will be made to reflect stock dividends, recapitalizations and similar events. The Committee has the right to amend, suspend, or terminate the Plan at any time; provided, however, that, unless otherwise required by law or specifically provided in the Plan, the rights of a participant with respect to options granted prior to such amendment, suspension or termination, may not be materially impaired without the consent of such participant and provided further that without the approval of the stockholders of the Company entitled to vote, no amendment may be made which would (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except to reflect stock dividends, recapitalizations, and similar events), (ii) decrease the minimum purchase price of any option, (iii) increase the individual limitation set forth in Article VI.A of the Plan, or (iv) extend the maximum option period. The Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

     Non-Assignability of Options. No option may be assignable or transferable by the recipient, except by will or by the laws of descent and distribution. During the lifetime of a recipient, options may be exercisable only by him or his personal representative or guardian. No option or interest therein may be pledged, attached or otherwise encumbered other than in favor of the Company.

     Certain Federal Income Tax Consequences. The rules concerning the Federal income tax consequences with respect to stock options granted pursuant to the Plan are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications which may vary in individual circumstances. Therefore, the following discussion of tax consequences is designed to provide a general understanding thereof as of the date hereof.

     Under current federal income tax laws, the grant of an incentive stock option generally has no income tax consequences for the optionee or the Company. No taxable income results to the optionee upon the grant or exercise of an incentive stock option. However, the amount by which the fair market value of the stock acquired pursuant to the incentive stock option exceeds the exercise price is an adjustment item for purposes of Alternative Minimum Tax. If no disposition of the shares is made within either two years from the date the incentive stock option was granted or one year from the date of exercise of the incentive stock option, any gain or loss realized upon disposition of the shares will be treated as a long-term capital gain or loss to the optionee. If the Common Stock is held for more than eighteen months after the date of exercise, the optionee will be taxed at the lowest rate applicable to capital gains for such optionee. The Company will not be entitled to a tax deduction upon such exercise of an incentive stock option, nor upon a subsequent disposition of the shares unless such disposition occurs prior to the expiration of the holding period described above. In general, if the optionee does not satisfy the foregoing holding periods, any gain equal to the difference between the exercise price and the fair market value of the stock at exercise (or, if a lesser amount, the amount realized on disposition over the exercise price) will constitute ordinary income. In the event of such a disposition before the expiration of the holding period described above, the Company is entitled to a deduction at that time equal to the amount of ordinary income recognized by the optionee. Any gain in excess of the amount recognized by the optionee as ordinary income would be taxed to the optionee as short-term or long-term capital gain (depending on the applicable holding period).

     An optionee will realize no taxable income upon the grant of a nonqualified option and the Company will not receive a deduction at the time of such grant. Upon exercise of a nonqualified stock option an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Upon a subsequent sale of the stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss depending upon his or her holding period for the stock. If the Common Stock is held for more than eighteen months after the date of exercise, the optionee will be taxed at the lowest rate applicable to capital gains for such optionee. The Company will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

     In  addition:  (i) any officers  and  directors  of the Company  subject to
Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their options; (ii) any entitlement to a tax deduction on the part of the Company is subject to the applicable Federal tax rules, including, without limitation, Section 162(m); and (iii) in the event that the exercisability of an option is accelerated because of a change in control, payments relating to the options, either alone or together with certain other payments may constitute parachute payments under Internal Revenue Code
Section 280G, which excess amounts may be subject to excise tax.

                                   PROPOSAL 3

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has reappointed Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 31, 1998 and recommends the ratification by the stockholders of that reappointment. In the absence of instructions to the contrary, the shares of Common Stock represented by a proxy delivered to the Board of Directors will be voted FOR the ratification of the appointment of Arthur Andersen LLP.

     A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and make such statements as he or she may desire.

                             STOCKHOLDERS PROPOSALS

     Stockholders of the Company wishing to include proposals in the proxy material in relation to the annual meeting of the Company to be held in 1999 must submit the same in writing so as to be received at the executive office of the Company on or before December 31, 1998. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals.

                                  ANNUAL REPORT

     The Company's Annual Report for the fiscal year ended December 31, 1997 is being mailed together with this Proxy Statement to the Company's stockholders of record at the close of business on April 2, 1998.

                                 OTHER BUSINESS

     The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting or any adjournments thereof, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company.


                                    By Order of the Board of Directors,


                                    Stephen W. Rubin
                                    Secretary

                                    April 7, 1998


STOCKHOLDERS ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                          MICROWAVE POWER DEVICES, INC.
              49 Wireless Boulevard, Hauppauge, New York 11788-3935
                   Solicited by the Board of Directors for the
                 Annual Meeting of Stockholders on May 7, 1998.

     The undersigned hereby appoints George J. Sbordone, Edward J. Shubel and Stephen W. Rubin, or any of them, with power of substitution, as Proxies and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Microwave Power Devices, Inc. (the "Company") held of record by the undersigned at the close of business on April 2, 1998 at the Annual Meeting of Stockholders to be held on Thursday, May 7, 1998, and at any adjournments thereof.

     1. ELECTION OF DIRECTORS

          |_| FOR ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW):

     George J. Sbordone    Merril M. Halpern     Alfred Weber      Warren A. Law
     Edward J. Shubel      A. Lawrence Fagan     David J. Aldrich  James Silver

          |_|  WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE.

               (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE).

     2. PROPOSAL TO AMEND THE COMPANY'S 1996 STOCK OPTION PLAN TO INCREASE BY 500,000 THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK FOR WHICH OPTIONS MAY BE GRANTED THEREUNDER.

                       |_| FOR    |_| AGAINST   |_| ABSTAIN

     3.   PROPOSAL  TO  RATIFY  THE   APPOINTMENT  OF  ARTHUR  ANDERSEN  LLP  AS
          INDEPENDENT PUBLIC ACCOUNTANTS.

                       |_| FOR    |_| AGAINST   |_| ABSTAIN

     4. In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting and at any adjournments thereof.

                                      (Continued and to be SIGNED on other side)

(Continued from other side)

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.


                                             Dated:   _____________________,1998


                                             ___________________________________
                                                        Signature

                                             ___________________________________
                                                   Signature, if held jointly

                                             Please  sign  exactly  as your name
                                             appears  on this  Proxy.  If shares
                                             are  registered  in more  than  one
                                             name,  the  signatures  of all such
                                             persons are required. A corporation
                                             should  sign in its full  corporate
                                             name by a duly authorized  officer,
                                             stating   such   officer's   title.
                                             Trustees, guardians,  executors and
                                             administrators should sign in their
                                             official capacity giving their full
                                             title as such. A partnership should
                                             sign in the partnership  name by an
                                             authorized  person,   stating  such
                                             person's title and  relationship to
                                            the partnership.

           PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY,
                          USING THE ENCLOSED ENVELOPE.
        No postage is required if mailed in the United States of America.